Preston Wealth Advisors, LLC Code of Ethics

Effective January 2019

Code of Ethics

Standards of Business Conduct

PWA places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Firm and its employees by clients is something the Firm values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code of Ethics (“Code”) is intended to comply with various provisions of the Advisers Act and also requires that all supervised persons comply, to the extent applicable, with various provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), and applicable rules and regulations adopted by the SEC.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all PWA’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Pursuant to Rule 204A-1 under the Advisers Act, investment advisers must establish, maintain and enforce a code of ethics. An adviser’s code of ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons. PWA has established this Code that will apply to all supervised persons of PWA. This Code will be available and distributed to all supervised persons of PWA. A summary of this Code will be disclosed in PWA’s Form ADV along with a statement informing clients that they may request an entire copy of the Code. If a client makes a request for a copy of this Code, the CCO will provide a copy to the client within ten (10) business days of receiving the request. The CCO is responsible for maintaining the Code of Ethics client Request/Receipt Log and will record all client requests for and delivery of the Code of Ethics.

An investment adviser is considered a fiduciary under the Advisers Act. As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interests of each client. PWA and its supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for PWA and its supervised persons to engage in fraudulent, deceptive, or manipulative activities. PWA and its supervised persons will act in each client’s best interests at all times and will not at any time place their interests ahead of any client’s interests. This fiduciary duty is considered the core underlying principle for PWA’s Code and personal trading policy and represents the expected basis for all supervised persons’ dealings with clients of PWA.

Section 206 of the Advisers Act, and federal and state rules and regulations, make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.” This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder. PWA requires, and the CCO is responsible for, setting policies and procedures to ensure that PWA and all of its supervised persons conduct business with the highest level of ethical standards and comply with all applicable federal and state securities laws at all times.

The CCO will also be responsible for making sure that all supervised persons receive a copy of and agree to comply with PWA’s policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel. All supervised persons will be required to sign an acknowledgement of receipt of this Code. The CCO will be responsible for notifying all supervised persons of any changes to this Code and an updated acknowledgement will be obtained from each supervised person any time changes are made.

PWA has the responsibility to make sure that the interests of clients are placed ahead of its or any supervised person’s own investment interest. All of PWA’s supervised persons will conduct business in an honest, ethical, and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to PWA or any of its clients. PWA has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No individual supervised by PWA may engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations. If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with the CCO before taking an action that may result in a conflict of interest.

PWA will:

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Maintain and amend as needed internal standards, policies, procedures, and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.

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Perform periodic reviews and audits of the company’s standards, policies, procedures, and controls.

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Provide ongoing training, at least annually, regarding this Code and the Firm’s risk management policies and procedures to all supervised persons.

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Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to the CCO or other appropriate senior management persons regarding any violations or potential violations to this Code.

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Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers, members and mangers with appropriate oversight by the CCO or designated parties.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and termination of employment or other disciplinary measures. The following activities are examples of unethical business practices:

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Forgery

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Embezzlement

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Theft

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Exploitation

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Non-disclosure

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Incomplete disclosure or misstatement of material facts

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Manipulative or deceptive practices

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Aiding or abetting any unethical practices

PWA and its supervised persons may not engage in any dishonest or unethical conduct including, but not limited to:

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Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative in contrary to any rules or regulations established by all governing regulatory bodies.

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Recommending to a client any investment without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s investment objectives, financial situation and needs, and other information that is known by the investment adviser.

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Placing any trade for the purchase or sale of a security on behalf of the client without obtaining written discretionary authority from the client prior to a trade being implemented.

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Borrowing money or securities from or loaning money or securities to a client.

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Misrepresenting the qualifications of PWA, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by PWA or the fees to be charged to any advisory client.

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Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services or fees misleading.

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Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

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Providing reports or recommendations to any advisory client prepared by someone other than PWA without disclosing that fact to clients. This does not apply to situations where PWA uses published research reports or mathematical trading models when providing services to clients.

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Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment adviser representative providing the services, and the sophistication of the client. In addition, disclosure that similar services may be available for lower fees from other advisors must be made to all clients.

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Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

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Allowing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

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Acting in the capacity as an investment adviser or investment adviser representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.

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Publishing, circulating, or distributing any advertisement that does not comply with the proper regulatory requirements.

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Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

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Failing to provide the proper disclosure documents (Form ADV Part 2A and Part 2B) prior to or at the time of executing a client agreement for advisory services.

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Entering into, extending or renewing an agreement for advisory services unless such agreement is in writing.

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Accepting gifts in violation of the Firm’s gift policy.

Entertainment, Gifts and Political Contributions

Entertainment and Gifts

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its clients.

Accordingly, it is the policy of the Firm to permit such conduct only in accordance with the limitations stated herein.

The Firm’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, employees should consult the CCO.

The giving or receiving of any gifts or entertainment to or from any single person must be reported to the CCO or his designee, who will maintain a log of such gifts and entertainment in the form accompanying these procedures. If an employee receives or is offered, or wishes to provide, any gift or entertainment, the employee must seek the guidance of the CCO or his designee to determine whether the employee will be permitted to accept or keep, or to provide, the gift or entertainment.

Preclearance is required for all gifts and entertainment (regardless of amount) relating to ERISA accounts, individual retirement plans and governmental plans, instrumentalities and officials.

The CCO or his designee will review all reports or other documentation regarding gifts, entertainment and political expenses, including all employee expense reports, on an ongoing basis.

Accepting Gifts and Entertainment

On occasion, because of an employee’s position with the Firm, the employee may be offered, or may receive, gifts or other forms of non-cash compensation from clients, brokers, vendors, or other persons affiliated with the Firm. Under no circumstances may a gift to the Firm or any employees be received as any form of compensation for services provided by the Firm or employee. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the CCO. Gifts of a nominal value (i.e., a single or multiple gifts whose reasonable aggregate value is no more than $100 annually from a single giver), customary business lunches, dinners, entertainment at which both the employee and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mugs) with an aggregate annual value that does not exceed $500 (unless otherwise approved in advance by the CCO) may be accepted.

Giving Gifts and Providing Entertainment

Gifts to any client, broker-dealer, vendor or other person may not be used to effect a rebate or refund of fees, to correct a trade error or to offset any amount otherwise due to the recipient. Employees may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with a securities or financial organization, including exchanges, broker-dealers or other investment management firms, to members of the news media, or to prospective clients. With respect to clients, employees may not give any gift(s) with an aggregate value in excess of $500 per year, unless approved in advance by the CCO. Employees may provide reasonable entertainment to persons associated with securities or financial organizations or clients or prospective clients provided that both the employee and the recipient are present and there is a business purpose for the entertainment. Given that the Firm’s business is highly relationship driven, it is anticipated that employees may entertain the same person multiple times per year. However, employees should not spend more than $300 per person/per event on business meals on such occasions unless specifically approved by the CCO or Chief Operating Officer (“COO”).

Solicitation of Gifts

All solicitation of entertainment, gifts or gratuities from any client, broker-dealer, vendor or other person is unprofessional and is strictly prohibited.

ERISA Considerations

ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Employees should never offer gifts, entertainment, or other favors for the purpose of influencing ERISA clients or prospective clients decision-making. Similarly, employees should not accept gifts, entertainment or other favors offered by others who wish to do business with the Firm or its ERISA clients.

Governmental Officials

Federal and state laws contain numerous restrictions on the giving and receiving of gifts to governmental officials (such as trustees of pension plans); even paying for a government official’s meal can violate local law. Please check with the CCO before providing entertainment to, paying for food or beverages for or providing transportation to a state governmental official.

Client Complaints

Employees may not give any gifts or make any payments or other account adjustments to clients in order to resolve any type of complaint. All such matters must be handled by the CCO.

Political Contributions

Rule 206(4)-5 under the Advisers Act (also known as the “pay-to-play” rule) prohibits the Firm from receiving compensation for providing advice to a government entity for two (2) years after a Contribution to an official of the government entity by the Firm or certain of its employees. These restrictions also apply to new employees with respect to contributions made prior to their being employed by the Firm; thus, potential new hires will be required to provide information in the form attached as Appendix H regarding political contributions made during the two (2) years prior to commencing employment.

In addition, Rule 206(4)-5 prohibits the Firm and its employees from coordinating or soliciting any person or political action committee to make: (i) any contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where the adviser is seeking to provide advisory services to a government entity. This is intended to prevent advisers from circumventing Rule 206(4)-5 by making indirect contributions through political organizations or “bundling” smaller employee contributions that are permitted under the rule.

In general, contributions may not exceed $350 for officials or candidates for whom the individual is entitled to vote, or $150 for officials or candidates for whom the individual is not entitled to vote. However, certain states impose limitations or prohibitions that are more restrictive than those under Rule 206(4)-5. Given the harsh penalties for payments to government officials, all contributions proposed to be given to or received from a government official (including political or campaign contributions to any foreign, state or municipal candidate, political party, or political action committee) by the Firm or an employee require the prior approval of the CCO.

Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and PWA to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten (10) years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times (3x) the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, investors seeking to recover damages for insider trading violations may sue supervised persons and PWA.

The rules contained in this Code apply to securities trading and information handling by supervised persons of PWA and their immediate family members. The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by PWA), while in the possession of material, nonpublic information, nor may any personnel of PWA communicate material, nonpublic information to others in violation of the law.

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What is Material Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information where the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column. You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to PWA’s securities recommendations and client securities holdings and transactions.

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What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

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Identifying Inside Information

Before executing any trade for yourself or others, including PWA’s clients, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

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Report the information and proposed trade immediately to the CCO.

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Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

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Do not communicate the information inside or outside the Firm, other than to the CCO and outside counsel.

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After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take. You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the Firm.

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Contacts with Public Companies

Contacts with public companies do not currently represent a part of our research efforts. However, in the future, the Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of PWA or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer (“CFO”) prematurely discloses quarterly results to an analyst, or an investor relation’s representative makes selective disclosure of adverse news to a handful of investors. In such situations, PWA must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

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Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material nonpublic information regarding a tender offer received from the tender offer or the target company or anyone acting on behalf of either. Supervised persons of PWA and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

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Restricted/Watch Lists

Although PWA does not typically receive confidential information from portfolio companies, if it receives such information, the CCO will place certain securities on a “restricted list” or a “watch list” as appropriate.

Transactions & Records

PWA’s policy allows employees to maintain personal securities accounts provided that any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with PWA’s fiduciary duty to its clients and consistent with regulatory requirements. Each employee must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to the Firm’s CCO, or other designated officer.

Certification

Initial and Annual Certifications

All supervised persons will be provided with a copy of the Code. Supervised persons must complete the Certification attached as Appendix A hereto and Annex A-1 thereto following the start of employment and on an annual basis thereafter.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Outside Business Activities

Firm principals and employees are required to avoid any outside activities, interests or relationships that either directly or indirectly conflict with, or create the appearance of the existence of a conflict of interest with, their ability to act in the best interests of the Firm and its clients. If a conflict of interest or the appearance of a conflict arises between the interests of the Firm or its clients and the interest of the employee, the interests of the Firm and its clients will prevail. Employees must report all outside business activities to the CCO and the determination as to the existence or appearance of a conflict will be made by the CCO in his sole discretion. If the CCO himself is the person with the actual or potential conflict, however, the CCO shall report the conflict to the Chief Financial Officer (“CFO”), who will make all determinations required by this policy in his sole discretion.

It is Firm policy that no employee may accept employment or compensation from any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship with the Firm, unless he or she has provided prior written notice to the CCO and received authorization from the CCO. Each employee will be required to disclose the conflict on his or her U-4 (if applicable), as well as, notifying any affected client. Exempted from this requirement are non-passive private securities transactions for which the person has provided written notice to the CCO as required by the Code, received authorization for and complied with all conditions set by the CCO, if any.

The following actions are specifically prohibited without the prior written consent of the CCO (or the CFO, for the CCO’s activities):

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Participating as an employee, consultant, adviser, agent or officer in any outside business, including any family business activity;

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Rebating, either directly or indirectly, to any person or entity any part of the compensation received from the Firm as an owner or employee;

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Accepting, either directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, referral fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a client account;

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Recommending any securities or investments to clients outside a managed account for which the Firm provides advisory services;

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Beneficially owning any security or having, either directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for beneficial ownership of not more that 4.9% of the outstanding securities of any business that is publicity owned;

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Executing transactions in securities for which any employee or an immediate family member holds a position on the board of directors or any other committee of a publicly traded company; and

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Otherwise engaging in any activity that would interfere with employment with, or pose a conflict of interest to, the Firm.

Each employee is required to complete an “Outside Business Activities Report”, included as Appendix E below, at the time of employment. Written consent from the CCO will be required for any new employee to continue to participate in any activity listed in the form. In addition employees shall obtain the CCO’s written consent prior to engaging in any further activities outside business activities without the consent of the CCO. As a result, prior to engaging in any outside business activities, an employee must provide an updated Outside Business Activity Report to the CCO. The CCO will maintain all Outside Business Activity Reports and any approvals given by the CCO (or the CFO, for the CCO’s activities) pursuant to this policy.